Exhibit 99.1

Equity One, Inc. 1696 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, CFO Media Contact: Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:

October 29, 2003

EQUITY ONE THIRD QUARTER 2003 FFO INCREASES 75.8% to $23.9 MILLION

NORTH MIAMI BEACH, FL, October 29, 2003 – Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in high growth markets in the southern United States, announced today its financial results for the three months and nine months ended September 30, 2003.

FINANCIAL HIGHLIGHTS

For the three months ended September 30, 2003, Funds from Operations (“FFO”) – a standard measure of operating performance for Real Estate Investment Trusts (“REITs”) – increased 75.8% to $23.9 million from $13.6 million for the comparable period in 2002. FFO per diluted share decreased 5.1% to $0.37 in the third quarter of 2003 from $0.39 for the comparable period in 2002, which included a $1.5 million gain on the extinguishment of debt that increased 2002 FFO per diluted share by $0.04. Excluding the 2002 gain, FFO per diluted share in the 2003 period would have increased 5.1%. Net income in the third quarter of 2003 was $17.2 million, or $0.27 per diluted share, compared with $10.9 million in the third quarter of 2002, or $0.32 per diluted share. The 2003 period included $0.02 per diluted share of income from discontinued operations while the 2002 period included $0.05 per diluted share of income from discontinued operations. Total rental revenues in the third quarter of 2003 increased 103% to $50.8 million from $25.0 million in the third quarter of 2002.

For the nine months ended September 30, 2003, FFO increased 79.3% to $63.6 million from $35.5 million for the comparable period in 2002. FFO per diluted share was $1.08 in the first nine months of 2003 and $1.08 for the comparable period in 2002, which included a $1.5 million gain on the extinguishment of debt in the 2002 period and a $623,000 loss on the extinguishment of debt in the 2003 period. This resulted in a $0.05 increase in FFO per share for the nine month period in 2002 and a $0.01 decrease in FFO per share for the corresponding period in 2003. Excluding these items, FFO per diluted share in the 2003 period would have increased 5.7%. Net income in the first nine months of 2003 was $45.9 million, or $0.79 per diluted share, compared with $32.6 million in the first nine months of 2002, or $1.00 per diluted share. The nine month period in 2003 included $0.07 per diluted share of income from discontinued operations while the 2002 period included $0.32 per diluted share of income from discontinued operations. Total rental revenues in the first nine months of 2003 increased 88.3% to $137.6 million from $73.0 million in the first nine months of 2002.

“We continued our positive momentum in the third quarter of 2003,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “Our performance was very strong with significant gains in leasing, rental rates and operating margins. We completed the acquisition of over $140 million of supermarket-anchored shopping centers, and made excellent progress on our developments and redevelopments. We are stronger than ever financially, having raised over $130 million in new equity in 2003 excluding shares issued in the IRT merger, thereby reducing our leverage to 38% of total market capitalization and improving our interest expense coverage ratio. In our view, supermarket-anchored shopping centers remain the investment of choice, benefiting from a unique combination of upside opportunity and downside protection in an uncertain economy.”

PORTFOLIO HIGHLIGHTS

As of September 30, 2003, the 172 shopping centers comprising our core portfolio were 90.1% leased, an increase of 140 basis points compared to June 30, 2003 when the 168 centers in our core portfolio were 88.7% leased. Overall, we own 182 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 126 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 40 other retail-anchored shopping centers, one self-storage facility, one industrial property and five retail developments, as well as non-controlling interests in two unconsolidated joint ventures.

At September 30, 2003, the average base rent per leased square foot for the properties comprising our core portfolio was $9.26, a 3.1% increase from the corresponding figure of $8.98 on June 30, 2003. During the quarter, we renewed 74 leases aggregating 143,043 square feet and increased the average rental rate 5.1% to $14.16 per square foot, and signed 112 new leases aggregating 350,742 square feet at an average rental rate of $10.29 per square foot. Overall, we gained approximately $1.5 million of annualized minimum rent incorporating renewals, new leases and departing tenants in the third quarter of 2003. Excluding lease termination revenues, our same property net operating income increased 4.8% in the current quarter.

IRT PROPERTY COMPANY MERGER

On February 12, 2003, Equity One, Inc. and IRT Property Company completed a statutory merger. The transaction has been accounted for as a purchase and the results of Equity One include the activity of IRT for the period February 12, 2003 through September 30, 2003.

OTHER ACQUISITIONS AND DISPOSITIONS

During the third quarter of 2003, we acquired four shopping centers and one outparcel as follows:

	Price
Shopping Center	(in thousands)	Square Feet	Location

Sheridan	$75,300	455,864	Hollywood, Florida
Presidential Markets	47,200	396,408	Atlanta, Georgia
Butler Creek	12,100	95,597	Atlanta, Georgia
Hunters Creek	7,100	68,032	Orlando, Florida
Bandera Outparcel	500	6,000	San Antonio, Texas

Total	$142,200	1,021,901

During the third quarter of 2003, the joint venture which owned the Park Place property in Plano, Texas sold the property, resulting in a $1.2 million distributed gain for us. In addition, one center and two out-parcels are under contract to be sold.

DEVELOPMENTS AND REDEVELOPMENTS

We have completed the reconfiguration of the former Winn Dixie space at our Walden Woods shopping center in Plant City, Florida to accommodate a 20,000 square foot Dollar Tree store, a 13,000 square foot Aaron Rents store and 13,500 square feet of local space.

We are underway on (1) the reconfiguration of a portion of Oakbrook Square in Palm Beach Gardens, Florida to accommodate a new Homegoods store, a new out-parcel and a recently opened Stein Mart store; (2) the complete redevelopment of Crossroads Square (formerly known as University Mall) in Pembroke Pines, Florida, incorporating a new Lowe’s home improvement store, a new Eckerd drug store and the refurbishing of the remainder of the center; (3) the construction of a new 46,000 square foot L.A. Fitness Sports Club as part of an up to 120,000 square foot addition to our Shops at Skylake in North Miami Beach, Florida; (4) the development of a new 25,000 square foot CVS drug store-anchored center across the street from our Plaza Alegre shopping center in Miami, Florida; (5) the redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket; (6) the reconfiguration of a portion of Ambassador Row Courtyard in Lafayette, Louisiana; and (7) the redevelopment of a portion of Gulf Gate Plaza in Naples, Florida.

All of these developments and redevelopments are scheduled for completion between the end of 2003 and the summer of 2004.

FFO EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we expect our full year 2003, targeted FFO per diluted share to be between $1.45 and $1.47, a reduction from our prior guidance of $1.46 to $1.49 attributable to a slower than anticipated pace of investing the proceeds of our September 2003 equity offering. We are maintaining our guidance for calendar year 2004 FFO per diluted share to be between $1.53 and $1.60. We currently anticipate that the growth in our FFO in 2003 and 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, accretion from the IRT merger, as well as incremental income from property acquisitions, developments and redevelopments. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2003		Range

Earnings per diluted share	$1.03	to	$1.05
Less: gain on sale of real estate	($0.04)		($0.04)
Plus: other adjustments	$0.01		$0.01
Plus: real estate depreciation	$0.45		$0.45

FFO per diluted share	$1.45	to	$1.47

Guidance for 2004		Range

Earnings per share	$1.04	to	$1.08
Plus: other adjustments	$0.01		$0.01
Plus: real estate depreciation	$0.48		$0.51

FFO per diluted share	$1.53	to	$1.60

For guidance purposes, we have assumed no additional gains on the sale of real estate other than those that have already been realized.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds From Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the clearer presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income and of FFO per diluted share to earnings per diluted share, the most comparable GAAP measures.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on Thursday, October 30, 2003 at 1:00 p.m. EST to discuss our performance for the three and nine months ended September 30, 2003. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S/Canada) or 706-679-3073 (international). No password is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and entering passcode 1677251. The telephone replay will be available through November 15, 2003.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks which are more fully described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,

Operating Data	2003	2002	2003	2002

Total rental revenue	$50,829	$24,987	$137,556	$73,042

Net income	$17,249	$10,926	$45,945	$32,631

Earnings per share (basic)	$0.27	$0.32	$0.80	$1.01

Earnings per share (diluted)	$0.27	$0.32	$0.79	$1.00

Number of shares used in computing earnings per share:
Basic	63,777	33,926	57,348	32,195

Diluted	65,523	34,785	58,977	32,956

Reconciliation of Net Income to Funds from Operations

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the nine months
	ended September 30,		ended September 30,

	2003	2002	2003	2002

Net income	$17,249	$10,926	$45,945	$32,631
Adjustments:
Rental property depreciation and amortization, including discontinued operations	7,574	3,532	19,706	10,304
Gain on disposal of income producing properties	(1,209)	(1,091)	(3,083)	(8,194)
Minority interest	227	25	606	76
Other Items:
Interest on convertible partnership units	—	64	43	194
Pro-rata share of real estate depreciation of joint ventures	83	152	383	466

Funds from operations	$23,924	$13,608	$63,600	$35,477

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended		For the nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Earnings per diluted share*	$0.27	$0.32	$0.79	$1.00
Adjustments:
Depreciation and amortization related to rental properties	0.12	0.10	0.33	0.31
Gain on sale of real estate	(0.02)	(0.03)	(0.05)	(0.25)
Pro rata share of real estate depreciation of joint ventures	—	—	0.01	0.02
Funds from operations per diluted share	$0.37	$0.39	$1.08	$1.08

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) in earnings of consolidated subsidiaries which are convertible to shares of our common stock.

	September 30,	December 31,
	2003	2002

Balance Sheet Data
Investments in real estate (before accumulated depreciation)	$1,610,695	$718,864

Total assets	$1,623,174	$730,069

Mortgage notes payable	$441,453	$332,143

Unsecured revolving credit facilities	$138,000	—

Secured revolving credit facilities	—	$23,000

Unsecured senior notes payable	$150,000	—

Total liabilities before minority interest	$797,062	$375,969

Stockholders’ equity	$813,357	$350,231

Total liabilities and stockholders’ equity	$1,623,174	$730,069